Exhibit 99.2

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL SCHEDULE OF RECLASSIFICATIONS 1

Actual (dollars in thousands)

	Q1 2012			Q2 2012			Q3 2012			Q4 2012			Year-ended 12/31/2012
	Prior Presen- tation	Reclass	Reported	Prior Presen- tation	Reclass	Reported	Prior Presen- tation	Reclass	Reported	Prior Presen- tation	Reclass	Reported	Prior Presen- tation	Reclass	Reported
Total interest and dividend income	$45,874	$—	$45,874	$45,304	$—	$45,304	$45,502	$—	$45,502	$45,183	$—	$45,183	$181,863	$—	$181,863
Total interest expense	7,527	—	7,527	7,217	—	7,217	6,741	—	6,741	6,023	—	6,023	27,508	—	27,508

Net interest income	38,347	—	38,347	38,087	—	38,087	38,761	—	38,761	39,160	—	39,160	154,355	—	154,355
Provision for loan losses	3,500	—	3,500	3,000	—	3,000	2,400	—	2,400	3,300	—	3,300	12,200	—	12,200

Net interest income after provision	34,847	—	34,847	35,087	—	35,087	36,361	—	36,361	35,860	—	35,860	142,155	—	142,155

Service charges on deposit accounts	2,130	—	2,130	2,291	—	2,291	2,222	—	2,222	2,390	—	2,390	9,033	—	9,033
Other service charges, commissions and fees	3,411	(839)	2,572	3,627	(852)	2,775	3,655	(887)	2,768	3,659	(875)	2,784	14,352	(3,453)	10,899
Gains (losses) on securities transactions, net	(4)	—	(4)	10	—	10	(1)	—	(1)	185	—	185	190	—	190
Gains on sales of mortgage loans	5,296	(2,531)	2,765	7,315	(3,483)	3,832	8,918	(4,163)	4,755	9,619	(4,320)	5,299	31,148	(14,497)	16,651
Gains (losses) on bank premises, net	(34)	—	(34)	375	—	375	(308)	—	(308)	(32)	—	(32)	1	—	1
Other operating income	1,046	—	1,046	972	—	972	1,067	—	1,067	1,209	—	1,209	4,294	—	4,294

Total noninterest income	11,845	(3,370)	8,475	14,590	(4,335)	10,255	15,553	(5,050)	10,503	17,030	(5,195)	11,835	59,018	(17,950)	41,068

Salaries and benefits	19,508	(2,531)	16,977	20,418	(3,483)	16,935	21,279	(4,163)	17,116	21,940	(4,320)	17,620	83,145	(14,497)	68,648
Occupancy expenses	2,647	—	2,647	3,092	—	3,092	3,262	—	3,262	3,149	—	3,149	12,150	—	12,150
Furniture and equipment expenses	1,763	—	1,763	1,868	—	1,868	1,809	—	1,809	1,811	—	1,811	7,251	—	7,251
Other operating expenses	11,718	(839)	10,879	12,566	(852)	11,714	11,968	(887)	11,081	12,631	(875)	11,756	48,883	(3,453)	45,430

Total noninterest expenses	35,636	(3,370)	32,266	37,944	(4,335)	33,609	38,318	(5,050)	33,268	39,531	(5,195)	34,336	151,429	(17,950)	133,479

Income before income taxes	11,056	—	11,056	11,733	—	11,733	13,596	—	13,596	13,359	—	13,359	49,744	—	49,744

Income tax expense	3,133	—	3,133	3,313	—	3,313	3,970	—	3,970	3,917	—	3,917	14,333	—	14,333

Net income	$7,923	$—	$7,923	$8,420	$—	$8,420	$9,626	$—	$9,626	$9,442	$—	$9,442	$35,411	$—	$35,411

Efficiency Ratio (FTE)	69.55%	(2.14%)	67.41%	70.64%	(2.58%)	68.06%	69.21%	(3.09%)	66.12%	69.01%	(3.09%)	65.92%	69.59%	(2.73%)	66.86%

(1)

Certain amounts in the 2012 and 2011 consolidated financial statements have been reclassified to conform to the presentation adopted in the fourth quarter of 2012. Commissions paid on the origination of mortgages held for sale have been netted against the related gains on sales of mortgage loans revenue amounts for both 2012 and 2011. In addition, debit and credit card interchange costs incurred have been netted against the related debit and credit card interchange income. Management considers the net presentation to more accurately reflect the net contribution to the consolidated financial results for the mortgage segment and the debit and credit card products. These changes had no impact on previously reported earnings and the above shows the impact on the Company’s efficiency ratio.